Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

CANTON, Mass., August 27, 2020 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's clothing, today reported operating results for the second quarter of fiscal 2020 and provided a business update with respect to the COVID-19 pandemic.

Management’s Response to COVID-19

“Our second quarter performance was better than we anticipated, driven by our DXL.com website’s 69% growth and opening stores sooner than initially expected. Although this performance permits us to be cautiously optimistic, we remain exposed to the ongoing challenges brought on by the COVID-19 pandemic.  Our stores began to reopen in late April and, by the end of June, all of our retail locations were open.  As you will hear me say often, we are striving to maintain a balance between short-term performance and protecting the long-term viability of the Company.  During the quarter, we saw gradual improvements in store sales despite curtailed store operating hours.  The strong growth in our direct business is a direct outcome of the digital strategies we have implemented and consumers’ shift in shopping preferences further grow in response to COVID-19.  Given this increased demand, we have been fortunate that our digital strategies were well-defined and the distribution center has been able to operate without any disruption.  We also saw positive growth in our wholesale business during the second quarter, and were quick to mobilize the sourcing and manufacture of protective masks,” said Harvey Kanter, President and Chief Executive Officer.

Kanter continued, “We continued to be very proactive during the second quarter in managing our liquidity.  We have worked very closely with our landlords, who have been great partners in helping us make short-term accomodations to manage our cash flow while our stores were closed.  We also restructured our business to reduce operating costs, where possible, to adjust to the sales decline.  The majority of our associates were on furlough through the end of the first quarter and we began to gradually bring them back this quarter as our stores reopened.  We did our best to protect our associates during furlough, extending benefits as long as we could.  However, there were approximately 430 associates who we were not able to bring back, mostly store personnel, in order to align our field organization with the reduced sales base.

At the end of the second quarter of fiscal 2020, we had a cash balance of $20.4 million, total debt of $81.4 million and remaining availability under our credit facility of $12.4 million.  Our focus on cash has been relentless.  Over the past two quarters, we have worked with our vendors on extended payment terms, including entering into short-term promissory terms with vendors, and rent concessions with the majority of our landlords. We have a cash management plan for the next 12 months and we believe that we have sufficient liquidity to navigate our working capital needs given no further significant shutdowns of the economy,” Mr. Kanter concluded.

Second Quarter Financial Highlights

•	Total sales for the second quarter were $76.4 million, down 38.0% from $123.2 million in the prior-year second quarter.
•	Cash Flow from operations of ($9.0) million as compared to the prior year of $0.9 million. Free Cash Flow was ($11.1) million as compared to ($6.7) million last year.
•	Net loss for the second quarter was $(10.7) million as compared to net income of $0.0 million in the prior year’s second quarter.
•	Adjusted EBITDA for the second quarter was $(4.3) million compared to $7.1 million in the prior-year quarter.
•	At August 1, 2020, cash balance of $20.4 million, total debt of $81.4 million and remaining availability under our credit facility of $12.4 million.

Second Quarter Results

Sales

Total sales for the second quarter of fiscal 2020 decreased 38.0% to $76.4 million from $123.2 million in the second quarter of fiscal 2019.  We were able to reopen our retail stores sooner than expected, and by the end of June, all locations had been reopened.  Given the nature of the pandemic, we experienced headwinds due to the virus during the quarter in critically important states which produce higher than average sales. Because our stores were closed temporarily during much of the second quarter of fiscal 2020 and continue to operate with reduced hours, we do not believe a discussion of comparable sales is a meaningful metric at this time.  We continued to see a material shift to online shopping during the second quarter and expect to see a similar trend through the remainder of fiscal 2020.  Overall sales in the second quarter were driven by a 69% increase in our dxl.com business, which brought total direct sales penetration up to 46.1% of total retail sales.

Our wholesale business contributed $5.0 million in sales during the second quarter, as compared to $2.7 million in the prior year, driven primarily by the sale of $4.1 million in protective masks.

Gross Margin

For the second quarter of fiscal 2020, our gross margin rate, inclusive of occupancy costs, was 28.1% as compared to a gross margin rate of 44.3% for the second quarter of fiscal 2019. Our gross margin rate declined 5.1% from the deleveraging in occupancy costs and a decrease of 11.1% in merchandise margins.  We remained highly promotional during the first half of the second quarter in order to reduce inventories and drive our on-line business, but began to scale back after Father’s Day.  Our gross margin improved significantly post Father’s Day , where we saw a merchandise margin improvement of 1260 basis points for the month of July, as compared to May. Because of the growth in our direct channel and free shipping promotions, shipping costs for the second quarter increased over the prior year.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the second quarter of fiscal 2020 were 33.7% as compared to 38.5% for the second quarter of fiscal 2019. On a dollar basis,

SG&A decreased by $21.7 million, or 45.7%, as compared to the second quarter of fiscal 2019.  We took several steps to reduce our operating costs while our stores were closed, including the furlough of our store associates and certain corporate associates, reduced marketing costs, a temporary salary reduction of 10-20% for management, and the non-employee directors voluntarily suspended their compensation for the second quarter.  As we reopened stores during the second quarter, our operating costs were realigned with the expected sales levels and associates were brought back on a staggered schedule.  We continue to assess and rationalize our entire SG&A cost structure. Given the changes to our business as a result of this pandemic, we are restructuring various areas to ensure that we can operate most efficiently.  This included the elimination of approximately 34 corporate positions in the first quarter of fiscal 2020 and an additional 430 store associates in the second quarter.  With the reduced sales levels and store traffic, our stores are operating at minimal staffing levels and reduced operating hours.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 15.8% of sales in the second quarter of fiscal 2020 as compared to 23.9% of sales in the second quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 17.9% of sales in the second quarter of fiscal 2020 compared to 14.6% of sales in the second quarter of last year.

Net Loss

For the second quarter of fiscal 2020, we had a net loss of $(10.7) million, or $(0.21) per diluted share, compared with a net income of $0.0 million, or $0.00 per diluted share, for the second quarter of fiscal 2019.

On a non-GAAP basis, adjusting for a normalized tax rate of 26% for both periods, the adjusted net loss for the second quarter of fiscal 2020 was ($0.15) per diluted share, as compared to an adjusted net income of $0.00 per diluted share for the second quarter of fiscal 2019.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP measure, for the second quarter of fiscal 2020 were $(4.3) million, compared to $7.1 million for the second quarter of fiscal 2019.

Cash Flow

Cash flow from operations for the first six months of fiscal 2020 was $(9.0) million as compared to $0.9 million for the first six months of fiscal 2019 and free cash flow was $(11.1) million for the first six months of fiscal 2020 as compared to $(6.7) million for the first six months of fiscal 2019.

Preserving liquidity was our primary financial goal this quarter.  We have eliminated costs where possible and have reduced the majority of our capital spending, unless such spending is necessary to our immediate business needs.  Our capital expenditures for the first six months of fiscal 2020 were $2.1 million as compared to $7.6 million for the same period last year.

	For the six months ended
(in millions)	August 1, 2020	August 3, 2019
Cash flow from operating activities (GAAP basis)	$(9.0)	$0.9
Capital expenditures, infrastructure projects	(1.4)	(5.2)
Capital expenditures for DXL stores	(0.7)	(2.4)
Free Cash Flow (non-GAAP basis)	$(11.1)	$(6.7)

Non-GAAP Measures

Adjusted EBITDA, adjusted net income (loss), adjusted net (income) loss per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

Managing our liquidity and financial flexibility continues to be our primary goal as we navigate through this pandemic.  To this end, we have taken several actions since March, including but not limited to: (i) amending our credit facility to increase our borrowing base, (ii) decreasing our payroll and operating costs to align with the expected decrease in revenues, (iii) working with our landlords on short-term rent relief, (iv) cancellation of purchase orders, and (v) negotiating extended payment terms with our merchandise vendors.

At the end of the second quarter of fiscal 2020, we had a cash balance of $20.4 million, total debt (which consists of our revolving credit facility and long-term FILO loan) of $81.4 million and remaining availability under our credit facility of $12.4 million.  Our availability under our credit facility is based on inventory levels, which are intentionally at lower levels given the current environment.  Total debt less cash for the second quarter is $61.0 million compared to $58.7 million in the second quarter of fiscal 2019.  At August 1, 2020, the accounts payable balance of $18.5 million included $2.0 million of promissory notes, payable through April 1, 2021. During the second quarter of fiscal 2020, the Company entered into rent concessions with the majority of its landlords, in the form of rent abatements and deferments. As a result of lease modifications, the Company has reduced rent payments by approximately $10.0 million for fiscal 2020.

As of August 1, 2020, our inventory decreased approximately $23.0 million to $87.4 million, as compared to $110.4 million at August 3, 2019.  We cancelled approximately $148 million, at retail, of open orders leading into the second quarter.  With respect to the remainder of fiscal 2020, we expect to be responsive to business changes, but expect that our fall inventory buys will be below fiscal 2019 levels. Our objective is to maintain a healthy inventory, which will include narrowing our assortment while also continuing to manage clearance levels. At August 1, 2020, our clearance inventory decreased by approximately $2.2 million, representing 11.3% of our total inventory, as compared to 10.9% at August 3, 2019.

Retail Store Information

Total retail square footage has remained relatively constant since the end of fiscal 2017:

	Year End 2017		Year End 2018		Year End 2019		At August 1, 2020
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	212	1,665	216	1,684	228	1,729	228	1,729
DXL outlets	14	72	15	78	17	82	17	82
CMXL retail	78	268	66	221	50	164	49	160
CMXL outlets	33	103	30	91	28	85	23	69
Rochester Clothing	5	51	5	51	-	-	-	-
Total	342	2,159	332	2,125	323	2,060	317	2,040

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. For the second quarter of fiscal 2020, our direct sales increased by $7.6 million to 46.1% of retail segment sales as compared to 21.1% for the second quarter of fiscal 2019.  The increase in sales growth and penetration was driven by a 69% increase in sales on our own website at DXL.com. Even though all of our stores had reopened by the end of June 2020, store traffic has been slow to rebound and we continue to see our e-commerce business playing a vital role in enabling us to continue to engage with our customers. Our direct business will be a critical component of how we navigate through the remainder of fiscal 2020 and beyond.

Conference Call

The Company will hold a conference call to review its financial results today, August 27, 2020 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 8157438. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and excluding CEO transition costs and asset impairment charges, if applicable) is useful to investors in evaluating its performance and is a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net income (loss) is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges for costs associated with the CEO transition and asset impairment charges, if applicable, because it provides comparability of results without these charges.  Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and e-commerce sites, including DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "DXLG."  For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations for performance in the second half of fiscal 2020, its ability to maintain sufficient liquidity to meet its working capital needs, expected inventory levels in the remainder of fiscal 2020 and the impact of its direct business on results in the remainder of fiscal 2020.  The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2020, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the COVID-19 pandemic and its impact on the Company’s results of operations, the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Sales	$76,442	$123,245	$133,669	$236,218
Cost of goods sold including occupancy	54,945	68,676	98,958	132,236
Gross profit	21,497	54,569	34,711	103,982

Expenses:
Selling, general and administrative	25,795	47,478	57,907	92,089
CEO transition costs	—	—	—	702
Impairment of assets	—	—	16,335	—
Depreciation and amortization	5,340	6,210	11,072	12,548
Total expenses	31,135	53,688	85,314	105,339

Operating income (loss)	(9,638)	881	(50,603)	(1,357)

Interest expense, net	(1,052)	(851)	(1,793)	(1,715)

Income (loss) before provision for income taxes	(10,690)	30	(52,396)	(3,072)
Provision (benefit) for income taxes	24	(8)	44	(29)

Net income (loss)	$(10,714)	$38	$(52,440)	$(3,043)

Net income (loss) per share - basic and diluted	$(0.21)	$0.00	$(1.03)	$(0.06)

Weighted-average number of common shares outstanding:
Basic	51,078	49,867	50,918	49,734
Diluted	51,078	50,175	50,918	49,734

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
August 1, 2020, February 1, 2020 and August 3, 2019
(In thousands)
(unaudited)

	August 1,	February 1,	August 3,
	2020	2020	2019
ASSETS

Cash and cash equivalents	$20,414	$4,338	$5,493
Inventories	87,388	102,420	110,374
Other current assets	12,482	17,102	16,821
Property and equipment, net	65,258	78,279	85,953
Operating lease right-of-use assets	157,095	186,413	200,480
Intangible assets	1,150	1,150	1,150
Other assets	593	1,215	3,453
Total assets	$344,380	$390,917	$423,724

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$18,533	$31,763	$36,929
Accrued expenses and other liabilities	26,140	23,390	21,380
Operating leases	210,936	223,227	238,760
Long-term debt	14,841	14,813	14,785
Borrowings under credit facility	66,545	39,301	49,451
Stockholders' equity	7,385	58,423	62,419
Total liabilities and stockholders' equity	$344,380	$390,917	$423,724

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

AND ADJUSTED NET LOSS PER DILUTED SHARE

(unaudited)

	For the three months ended				For the six months ended
	August 1, 2020		August 3, 2019		August 1, 2020		August 3, 2019
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss) (GAAP basis)	$(10,714)	$(0.21)	$38	$0.00	$(52,440)	$(1.03)	$(3,043)	$(0.06)
Adjust:
CEO transition costs	-		-		-		702
Impairment of assets	-		-		16,335		-
Add back actual income tax provision (benefit)	24		(8)		44		(29)
Add income tax (provision) benefit, assuming a normal tax rate of 26%	2,779		(8)		9,376		616

Adjusted net income (loss) (non-GAAP basis)	$(7,911)	$(0.15)	$22	$0.00	$(26,685)	$(0.52)	$(1,754)	$(0.04)

Weighted average number of common shares
outstanding on a diluted basis		51,078		50,175		50,918		49,734

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended		For the six months ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
(in millions)
Net income (loss) (GAAP basis)	$(10.7)	$0.0	$(52.4)	$(3.0)
Add back:
CEO transition costs	-	-	-	0.7
Impairment of assets	-	-	16.3	-
Provision (benefit) for income taxes	-	-	-	-
Interest expense	1.1	0.9	1.8	1.7
Depreciation and amortization	5.3	6.2	11.1	12.5
Adjusted EBITDA (non-GAAP basis)	$(4.3)	$7.1	$(23.2)	$11.9

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the six months ended
(in millions)	August 1, 2020	August 3, 2019
Cash flow from operating activities (GAAP basis)	$(9.0)	$0.9
Capital expenditures, infrastructure projects	(1.4)	(5.2)
Capital expenditures for DXL stores	(0.7)	(2.4)
Free Cash Flow (non-GAAP basis)	$(11.1)	$(6.7)